Exhibit 99

Pipex Pharmaceuticals Announces Clinical Update and First Quarter 2008 Results

Conference Call Thursday, May 15, 2008 at 4:30 p.m. EST

Ann Arbor, Michigan, May 15, 2008 -- Pipex Pharmaceuticals, Inc. (AMEX: PP), a specialty pharmaceutical company developing innovative late-stage drug candidates for the treatment of neurologic and autoimmune diseases, today announced its clinical update and results for its first quarter of 2008.

A conference call has been scheduled for 4:30pm EST today. In order to participate in the conference call, please call toll free: 800-355-4959 and international dial-in: 416-695-6622. A replay of the conference call will be archived for at least 15 days on Pipex’s website at www.pipexinc.com.

Recent achievements and accomplishments included:

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Completion of submission, peer review and acceptance of manuscript describing results of the Z-Monocys (oral zinc-monocysteine) 80-patient, double-masked, placebo-controlled clinical trial in the treatment of Dry Age Related Macular Degeneration (AMD).

●	Received FDA approval of clinical investigator’s IND application to initiate a Phase II clinical trial with oral flupirtine (EFFIRMA) for the treatment of fibromyalgia.
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Received FDA and IRB approvals to expand enrollment criteria for Phase II/III clinical trial of TRIMESTA for multiple sclerosis to now include patients that may have been previously treated with other agents.

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Entered into preliminary supply agreement with a cGMP medical device manufacturer and improved the commercial manufacturing process of the disposable assay component of our FreeBound investigational medical device for the direct measurement of free copper levels in serum and whole blood.

●	Implemented significant cost reduction measures including a 54% reduction in headcount and additional reductions in outside consultants and consulting expenses.
●	Recently, we received “Orphan Drug” designation from the US FDA for Oral TTM for the treatment of Idiopathic Pulmonary Fibrosis (IPF).
●	We received a notice of allowance for a U.S. patent for Oral TTM for Alzheimer’s disease.

Steve H. Kanzer, CPA, Esq., Chairman and Chief Executive Officer of Pipex, commented, “We are looking forward to communicating the full breadth of our product pipeline to the investment community, potential pharmaceutical partners and acquirers. In the near term, we anticipate the full publication of our 80-patient clinical trial results for Z-Monocys for AMD in a peer-reviewed ophthalmology journal. This composition-of-matter protected conjugated zinc-cysteine complex with improved properties may have wide application in significant disease indications beyond AMD also involving metal dyshomeostasis. We hope to initiate a Phase II clinical trial using oral flupirtine for the treatment of fibromyalgia by the end of this this quarter. We are pleased with the increased enrollment rate of the Phase II/III trial of our oral bioidentical estriol candidate TRIMESTA for MS patients, the largest clinical trial study sponsored by the National Multiple Sclerosis Society for any clinical candidate.”

Below is a summary of our product candidates and their stages of development:

TRIMESTA (oral, once-daily estriol)

TRIMESTA, our oral, once-daily bioidentical hormone estriol is currently in a seven U.S. center, placebo-controlled Phase II/III clinical trial which is expected to enroll up to 150 relapsing-remitting Multiple Sclerosis (MS) patients. TRIMESTA is being supported under a $5 million grant from the Southern California Chapter of the National Multiple Sclerosis Society and NIH. Oral estriol, the active ingredient in TRIMESTA, has been approved throughout Europe and Asia for approximately 40 years but is not available in the U.S.

This Phase II/III clinical trial builds upon our encouraging results from an earlier single agent Phase IIa clinical trial in female MS patients whereby TRIMESTA demonstrated a 79 percent decrease in MS brain lesions in 3 months (p=0.02) and a 14 percent improvement in cognitive function as measured by the PASAT scoring system at 6 months (p=0.04). This dataset is also supplemented by a definitive study of the effect of pregnancy on MS, known as the PRIMS (Rate of Pregnancy-related Relapse in Multiple Sclerosis) which was published in the New England Journal of Medicine (NEJM) by

Confavreux et al. In that study, relapse rates were determined in 254 women with MS during pregnancy and for up to one year after delivery. Relapse rates were shown to be significantly reduced during the third trimester of pregnancy, by 71 percent (p<0.001). The relapse rates then increased to 58 percent (p<0.001) during the first three months post-partum before returning to prepregnancy rates. Together, these data clearly demonstrated that the latter part of pregnancy is associated with a significant reduction in relapses, while there is a rebound increase in relapses post-partum. Researchers have demonstrated the estriol levels increase to their highest levels during the third trimester, then drop-off to nearly zero during the post-partum period.

Z-Monocys (oral zinc-monocysteine)

We are developing oral Z-monocys as a treatment for dry age-related macular degeneration (“dry AMD”), a disease for which there is no FDA-approved therapy. Z-monocys has completed a six month, double-masked randomized placebo-controlled trial in 80 dry AMD patients, with statistically significant improvements shown in visual acuity, contrast sensitivity and photorecovery times. A manuscript describing these results has been submitted to a leading peer-reviewed ophthalmic journal, and on May 1, 2008 we were notified that this manuscript has been accepted for publication. We expect this manuscript describing these clinical trial results to be published shortly.

EFFIRMA TM (oral flupirtine)

We are developing EFFIRMA, an oral, non-opiate NMDA receptor antagonist with potassium channel modulatory activity for the treatment of fibromyalgia and various pain-related diseases. Flupirtine, the active ingredient in EFFIRMA, has been commercially approved for over 20 years in various countries in Europe for the treatment of pain and has been used by over 1.5 million patients. Additionally, flupirtine has been tested in 2,775 patients in controlled clinical trial studies.

Oral flupirtine has recently received an IND with the FDA to conduct a Phase II clinical trial with EFFIRMA in fibromyalgia patients.   We plan to fund this double-blind placebo-controlled Phase II clinical study which is designed to enroll up to 90 patients with fibromyalgia.

Oral TTM (oral tetrathiomolybdate)

We are developing oral tetrathiomolybdate (oral TTM), an anti-copper therapeutic compound, for the treatment of various diseases in which there is an elevated level of “free” copper. We continue to consider the potential use of oral TTM in the treatment of Alzheimer’s disease, Idiopathic Pulmonary Fibrosis (IPF) and Huntington’s disease, all diseases of copper dyshomeostatis. We recently received an “Orphan Drug” designation from the FDA for the treatment of IPF with oral TTM. We continue to make progress with evaluating the chemistry, manufacturing and controls issues (CMC) relating to identity, strength and purity of oral TTM.

Financial Results for First Quarter 2008:

At March 31, 2008, Pipex had cash of approximately $8.8 million, compared to approximately $11.5 million at December 31, 2007. The decrease of approximately $2.7 million during the first quarter of 2008 is attributable to net cash used in operations of approximately $1.8 million, and $900,000 that we elected to use to repay our outstanding equipment notes payable in full in order to eliminate further monthly interest payments as well as the security interest on our $2.0 million in equipment and leasehold improvements primarily relating to our cGMP pharmaceutical production facility in Ann Arbor, Michigan.

The net loss applicable to common shareholders for the quarter ended March 31, 2008 was $3,089,456, or $0.15 per share, compared to a net loss applicable to common shareholders of $15,259,257, or $0.90 per share, for the comparable quarter in 2007, representing a decrease in net loss of $12,169,801. The decrease is primarily attributable to a non-cash charge of $12,409,722 taken during the first quarter of 2007 related to the acquisition of Effective Pharmaceuticals, Inc. The total of the non-cash charge was reflected through equal and offsetting adjustments to additional paid-in-capital with no net impact on stockholders’ equity. Research and development expenses increased by $707,497 for the quarter ended March 31, 2008 as compared to the same period last year. The increase primarily related to Pipex’s oral TTM™ NDA directed activities, as well as the further development of Pipex’s other product candidates, TRIMESTA™, anti-CD4 802-2, CORRECTA™, SOLOVAX, Z-monocys and EFFIRMA™. General and administrative expenses decreased by $501,299 for the three months ended March 31, 2008 as compared to the first quarter of 2007 which is primarily due to a decreased in stock-based compensation expense.

Guidance on Current Cash Resources and Expenditures

We implemented significant downsizing and cost saving measures announced March 11, 2008 in order to preserve our capital. Given the severance and other trailing expenses associated with such downsizing or discontinued oral TTM NDA activities, the full benefit of our cost reduction measures are being fully realized now in this mid-second quarter of 2008. Given our current cash balance of approximately $8.2 million as of today May 15, 2008, we expect our cash reserves to be sufficient to fund currently planned business operations for the next 15-18 months. This guidance does not include any potential other major transactions, including corporate partnerships, and, should such an event or events occur this year, financial expectations could change significantly.

About Pipex Pharmaceuticals, Inc.

Pipex Pharmaceuticals, Inc. is a specialty pharmaceutical company that is developing proprietary, late-stage drug candidates for the treatment of neurologic and fibrotic diseases. Pipex’s strategy is to exclusively in-license proprietary, clinical-stage drug candidates and to complete the further clinical testing, manufacturing and regulatory requirements and seek marketing authorizations. Pipex is focused on treating Dry Age Related Macular Degeneration (AMD), multiple sclerosis, fibromyalgia, Alzheimer’s disease, Huntington’s disease, and neurologic Wilson’s disease. For further information, please visit, www.pipexinc.com.

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Pipex's plans for its product candidates and statements regarding the full publication of an 80 patient, double-blind, placebo controlled clinical trial results for Z-Monocys, and initiating a phase II clinical trial using oral flupirtine for the treatment of fibromyalgia. Words such as, but not limited to, "look forward to," "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "should," and "could," and similar expressions or words identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Pipex is at an early stage of development and may not ever have any products that generate significant revenue. Important factors that could cause actual results to differ materially from those reflected in Pipex's forward-looking statements include, among others, a failure of Pipex's product candidates to be demonstrably safe and effective, a failure to obtain regulatory approval for the company's products or to comply with ongoing regulatory requirements, a lack of acceptance of Pipex's product candidates in the marketplace, a failure of the company to become or remain profitable, Pipex's inability to obtain the capital necessary to fund its research and development activities, a loss of any of the company's key scientists or management personnel, and other factors described in Pipex’s report on Form 10-K for the year ended December 31, 2007. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information in this release is provided only as of the date of this release, and Pipex undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For Further Information Contact:

Steve H. Kanzer, CPA, JD

Chairman and Chief Executive Officer

(734) 332-7800

Charles Bisgaier, Ph.D.

President

(734) 332-7800

Redington, Inc. (Investor Relations)

Thomas Redington

203-222-7399

www.redingtoninc.com